CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statements of Additional Information and to the use of our reports dated October 22, 2008 relating to Dreyfus Bond Funds, Inc. (comprising, respectively, Dreyfus Municipal Bond Fund and Dreyfus Premier High Income Fund), for the fiscal year ended August 31, 2008 which is incorporated by reference in this Registration Statement (Form N-1A Nos. 2-56878 and 811-2653) of Dreyfus Bond Funds, Inc.

ERNST & YOUNG LLP

New York, New York December 23, 2008